Exhibit 11.	Pennsylvania Commerce Bancorp, Inc.
Computation of Net Income Per Share

For the Quarter Ending September 30, 2008
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$3,433,000
Preferred stock dividends	(20,000)
Income available to common stockholders	3,413,000	6,358,412	$0.54
Effect of Dilutive Securities:
Stock options		172,830
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$3,413,000	6,531,242	$0.52
For the Quarter Ending September 30, 2007
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$1,851,000
Preferred stock dividends	(20,000)
Income available to common stockholders	1,831,000	6,258,593	$0.29
Effect of Dilutive Securities:
Stock options		210,061
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$1,831,000	6,468,654	$0.28
For the Nine Months Ending September 30, 2008
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$10,145,000
Preferred stock dividends	(60,000)
Income available to common stockholders	10,085,000	6,342,124	$1.59
Effect of Dilutive Securities:
Stock options		168,381
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$10,085,000	6,510,505	$1.55
For the Nine Months Ending September 30, 2007
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$4,534,000
Preferred stock dividends	(60,000)
Income available to common stockholders	4,474,000	6,216,547	$0.72
Effect of Dilutive Securities:
Stock options		226,199
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$4,474,000	6,442,746	$0.69